Exhibit 23.1

    Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statement (No. 333-231927) on Form S-3 and the registration statements (Nos. 333-218693, 333-203857, and 333-140152) on Form S-8 of Martin Midstream Partners L.P. of our report dated March 3, 2021, with respect to the consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Martin Midstream Partners L.P.

Our report on the audited consolidated financial statements also refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification 842, Leases.

/s/ KPMG LLP

Dallas, Texas
March 3, 2021